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2017 Shareholder Webcast
May 11, 2017
ExxonMobil
Energy lives here TM

Agenda
10:00 Welcome
10:05 Executive Compensation Overview
10:25 Energy & Carbon Summary
10:50 Shareholder Proposals
11:00 Meeting Concludes

No Spacing;2 Opening Remarks & Agenda Slide 2 Ladies and gentlemen, good morning and welcome to today’s shareholder webcast. Over the next hour, Randy Powers and I will cover key highlights of ExxonMobil’s executive compensation program, review our new Energy & Carbon Summary, and then briefly touch on the shareholder proposals. We recognize that the proxy season is a very busy time, so we would like to thank you for your participation this morning. As in prior years, this webcast is part of a broad shareholder outreach program that is implemented throughout the year. We will leave time today at the end of our prepared remarks for questions and answers. Please feel free to submit your questions via the Internet at any time during the session. Also, please feel free to reach out to us should you have questions later. I also want to point out that in the back of the presentation you will find our cautionary statements, compensation related terms and footnotes, and a summary of our many disclosures that form the basis for our Energy & Carbon Summary. You may also refer to the Investors section of our corporate website for additional information and definitions of key financial and operating terms that we may use today.

Shareholder Engagement
Ongoing engagement is essential
Keeps shareholders informed on relevant business matters
Variety of venues:
Shareholder meetings, including Annual Shareholder Meeting
Publications and website
Webcasts
Established procedures for direct communications with Directors
Value shareholder input, considered in company deliberations

3 Shareholder Engagement Slide 3 First, a few comments on shareholder engagement. We believe ongoing engagement with our shareholders is essential and keeping our shareholders informed on relevant business matters is a priority. The Company connects with shareholders through a variety of venues. We engage directly with key shareholders throughout the year to maintain contact and address issues of interest, and we strive to respond to all shareholder inquiries. Of course, the annual shareholders meeting is a time when we interface with many individual and institutional shareholders. Our many Company publications, our corporate website, and webcasts such as this one, are other ways that we communicate with you and provide important information about the Company. I’ll say that this a robust program that’s designed to be responsive to our shareholders and provide relevant and useful information in an efficient manner. Should you like to communicate directly with the Board, the Board does have established procedures for shareholders to communicate with individual directors, including the Presiding Director, the Board committee members, or the non employee directors as a group. More information about this process for communicating with directors may be found in our proxy statement or our website. Our key message here is that we do welcome and value input from all shareholders; and that input is taken seriously by the Company and carefully considered in our deliberations. In fact, the ECO and ECS are products of engagements with our shareholders. Now I will turn it over to Randy who will review our executive compensation program.

Executive Summary
How did we perform?
How do we link performance and pay?
How did we pay?
How do we manage risk?
Chairman and CEO retirement
ExxonMobil
2017 Executive Compensation Overview

Executive Compensation Overview Slide 4 Thank you Jeff. I would like to start today’s overview by reflecting on the strategic design choices in our executive compensation program that underpin our goal of achieving sustainable growth in shareholder value. Specifically, our compensation program is designed to reward outperformance, drive sustainability, and ensure alignment with our business model. I will review how we performed; how we link performance and pay; how we paid our CEO in 2016; and how we manage risk. Before I move into the specific details of our program, I would like to share with you a comment regarding an important design feature that I will emphasize throughout the discussion this morning: ExxonMobil’s incentive program incorporates performance criteria at grant, versus vest, which creates a strong linkage between performance and pay, while allowing for longer vesting periods. By applying the performance criteria at grant, we eliminate the constraint inherent in alternative programs whereby performance and vesting periods must be shorter, three years or less, in order to maintain line of sight. These shorter performance and vesting periods do not align with ExxonMobil’s business model. Given the significant performance hurdles designed into our program at grant, which I will speak about in greater detail, combined with vesting periods that are three times longer than most comparator companies, the ExxonMobil program has a very strong performance profile. 4

Executive Compensation
Executive Summary
How did we perform? >
Best-ever safety performance
Industry-leading ROCE over the business cycle
2016 results
Earnings of $7.8 billion
Distributed $12.5 billion to shareholders
Strongest balance sheet among industry peers
How do we link performance and pay? >
Industry-leading results required in 7 pre-established performance areas and metrics, over time periods aligned with investment lead times of the business, to achieve top level incentive award
How did we pay? >
Bonus program down 30 percent, which followed a 35-percent reduction in 2015
Ultimate value of long-term performance shares determined by share price at vest
Vesting periods that are 3 times longer than competitors
CEO realized and unrealized pay at 35th percentile of benchmark companies
How do we manage risk?
Significant performance share holding requirement through long vesting periods
Performance shares at risk of forfeiture and cannot be used as collateral for any purpose, including during retirement
No change-in-control arrangements and no employment contracts
Bonus clawback policy

Executive Summary Slide 5 The slide in front of you contains the key messages across 4 questions; let me highlight just a few: First, how did we perform With best ever safety performance, industry-leading ROCE, earnings of $7.8 billion and $12.5 billion in shareholder distributions in 2016, our Company has maintained its leading position relative to industry peers over the business cycle. Second, how do we link performance and pay The Compensation Committee considers relative performance across 7 pre established areas and metrics over time periods aligned with the long investment lead times of the business to determine the level of individual bonus and long term stock awards. Third, how did we pay The CEO’s 2016 realized pay is down 7.4% versus 2015. Total reported pay for 2016 is consistent with 2015 and is down from 2014 reflecting the second consecutive decrease in the annual bonus program and an increase in share price in 2016. The market orientation of ExxonMobil CEO combined realized and unrealized pay, over the period of 2006 to 2016, is at the 35th percentile of our compensation benchmark companies. Fourth, how do we manage risk For our senior executives, long term performance share awards vest 50 percent in 5 years and 50 percent in 10 years or retirement, whichever is later. These long vesting periods result in a significant stock holding requirement. This design feature holds executives accountable for decisions made today on projects that may not be fully commercial for several years. Moreover, unvested performance shares are at risk of forfeiture and cannot be used as collateral for any purpose. I would also highlight that our CEO and other Named Executive Officers do not have change in control arrangements, employment contracts, or severance agreements.

How did we perform?
Industry-leading results in 7 pre-established performance areas and metrics
1. Safety and Operations Integrity 2. Return on Average Capital Employed (ROCE)(3)
3. Free Cash Flow(3) 4. Shareholder Distributions(3, 4)

from 2007 to 2016. How did we perform? Slide 6 Looking now specifically at how we performed: As mentioned, industry-leading results in 7 pre-established performance areas and metrics over the investment lead times of the business, across companies within the oil and gas industry of similar scale and complexity, are required to achieve a top quintile bonus and long-term performance share award. Specific to 2016, we continued to lead on workforce safety performance for both our employees and contractors, and as I mentioned earlier, we achieved best-ever results in 2016. Considering ROCE, ExxonMobil has a balanced and highly competitive portfolio of resources, assets, and products, resulting in industry-leading ROCE over the business cycle. Another measure of the value created by ExxonMobil through strong financial and operating performance is the long-term free cash flow, which continues to outpace competitors. We maintained industry-leading shareholder distributions over the business cycle, and distributed 53 cents of every dollar of cash generated from operations and asset sales to our shareholders from 2007 to 2016. 6

How did we perform?
5. Total Shareholder Return(5)
Cumulative Shareholder Returns:
ExxonMobil
Industry Group Average(6)
(percent)
60 40 20 0 -20
Brent Price(7)
(dollars per barrel)
120 80 40 0
2007 08 09 10 11 12 13 14 15 2016
Total Shareholder Return:
ExxonMobil
Industry Group Average(6)
(percent)
12 10 8 6 4 2 0
5 Years 10 Years 20 Years 30 Years
6 & 7. Strategic Business Results and Project Execution(8)
- Upstream: capital-efficient resource developments and portfolio enhancements
- Downstream and Chemical: growing the value of premier integrated businesses
- Unparalleled financial flexibility
2016 Total Capitalization and Leverage(9):
(Total Capitalization, dollars in billions)
500 ExxonMobil
400 Shell
300 Chevron
200 Total BP
100 0 5 10 15 20 25
(Leverage, percent)

How did we perform? Slide 7 Specific to total shareholder return, ExxonMobil has generated superior relative returns through a range of economic environments and business cycles. Finally, this brings us to our strategic business results and project execution highlights. For our Upstream business segment, we remain focused on capital-efficient resource developments and portfolio enhancements. The results of our Downstream and Chemical business segments are demonstrating the value of premier integrated businesses. Our industry leading performance across all 7 performance metrics is resulting in an unparalleled financial position which provides us the flexibility and capacity to execute our business strategy through the cycle. While not explicitly mentioned on the last two charts, our results in the areas of corporate governance, diversity, and other goals pertinent to sustainable growth in shareholder value are also considered in our overall assessment. In summary, this underscores ExxonMobil’s industry-leading performance across all 7 performance areas. For more information on how ExxonMobil performed versus the industry group, I’d encourage you to review more comprehensive details in our Summary Annual Report and our Executive Compensation Overview on pages 2 and 3. 7

How do we link performance and pay?
Highest performance standards
8. Performance Criteria and Award Matrix
Industry-Leading Performance in All 7 Key Areas:
Safety and Operations Integrity
Return on Average Capital Employed (ROCE)
Free Cash Flow
Shareholder Distributions
Total Shareholder Return (TSR)
Strategic Business Results
Project Execution
Performance Award Matrix
Quintile 1 2 3 4 5
Performance Shares 100% 80% 50% 30% 0%
Bonus 100% 80% 60% 50% 0%
Performance
CEO
Management Committee
Presidents
Executives
Pay Grade
Annual benchmarking determines number of shares of each quintile and pay grade
Industry-leading performance over investment lead times of the business is required in 7 pre-established areas and metrics to achieve a top quintile award
Outstanding performance in one area will not cancel out poor performance in another
Executive officers are expected to perform at the highest level or they are replaced

How do we link performance and pay? Slide 8 We have a strong link between performance and pay; let me take a moment and explain how we achieve this. We seek to reward outstanding performance, promote retention, and encourage long-term business decisions. Ultimately, for our executive officers to receive an overall superior evaluation, performance must be high in all 7 key areas. This also means that outstanding performance in one area will not cancel out poor performance in another. In addition, all of our executive officers are expected to perform at the highest individual level or they are replaced. If it is determined that another executive would make a stronger contribution than one of the current officers, a succession plan is implemented and the incumbent is reassigned or separated from the Company. Each executive’s total compensation is highly differentiated by individual performance. The performance award matrix you see here illustrates this level of differentiation and how relative performance determines the level of individual bonus and performance share awards by each quintile and pay grade, which are determined by annual benchmarking. We balance the benchmarking activity with an objective to keep the number of shares at each performance quintile flat to avoid situations where more shares are added when stock prices are low and vice versa. We refer to this as a share-denominated strategy versus a price strategy and it better tracks the true experience of our long-term shareholders. Many companies use formulas with pre-set goals for their bonus and/or equity programs. Instead, we consider industry-leading performance across all 7 metrics to be the goal and only if this goal is met, will executives receive a top category bonus and performance share award. 8

9 Brent $/Barrel How do we link performance and pay Scale and Complexity 9. Scale of ExxonMobil vs. Benchmark Companies(1) • Scale of ExxonMobil and each business segment on the basis of 2016 revenue • All 3 ExxonMobil business segments on a stand-alone basis rank among other large companies based on revenue • ExxonMobil vs. median of peer companies Revenue2.5x Market Capitalization1.8x Total Assets2.1x Net Income1.0x Capital Expenditures5.6x

How did we link performance and pay? Slide 9 I would like to finish this section by highlighting this chart which illustrates the scale of ExxonMobil and each business segment on the basis of 2016 revenue. All 3 business segments on a stand-alone basis would rank among other large companies based on revenue. The primary factor in determining compensation levels by the Compensation Committee is business and individual performance, as measured across the 7 pre-established performance areas and metrics we covered previously. However, the Committee also believes that the compensation program should recognize that our senior executives are responsible for managing a larger investment on behalf of shareholders relative to that of most other large, publicly traded companies. And as such, the size and complexity of ExxonMobil are considered among several factors. 9

How did we pay?
Bonus Program
Three factors determine the annual bonus and 10. Percent Change in Earnings(1) vs. focus executives on sustainable growth in Percent Change in Bonus Program shareholder value: Brent
1. Size of annual bonus pool determined by a formula, aligned with change in annual earnings
2. Individual grant levels determined by 7 pre-established performance areas and metrics
3. Half of the annual bonus delayed until cumulative earnings per share (EPS) reach a specified level
2016 bonus represents 6 percent of CEO’s reported pay and is down 30 percent, which followed a 35-percent reduction in 2015

How did we pay? Slide 10 Let me now turn to “how did we pay”. Before we focus on the level of CEO compensation, I will share highlights of our bonus and performance share programs, both of which have been applied consistently for the past 15 years to all of our executives worldwide, including the CEO. The annual bonus is determined by 3 performance factors which, in combination, ensure our executives are focused on sustainable growth in shareholder value. The size of the annual bonus pool is closely aligned with changes in annual earnings, consistently applied since 2002, including years in which earnings declined. Individual grant levels are determined by the 7 pre-established performance areas and metrics. And half of the annual bonus is delayed until cumulative earnings per share reach a specified level. Over the years, the EPS threshold has been raised from $3.00 per unit in 2001 to $6.50 in 2014, 2015, and 2016. This delay provides an additional performance hurdle, and strengthens our forfeiture flexibility. The CEO’s bonus was down 30 percent in 2016, which followed a 35-percent reduction in 2015. I’d like to note that the bonus is intentionally kept as a small portion of the CEO’s total compensation to reflect the Compensation Committee’s continuing emphasis on long-term compensation. 10

How did we pay?
Performance Share Program(3)
The following design principles result in a performance and risk profile aligned with the experience of long-term shareholders:
1. Performance award matrix determined by annual benchmarking
2. Number of performance shares at grant determined by 7 pre-established performance areas and metrics
3. Value of performance shares at vest determined by share price at vest
4. Time between grant and vest aligns with investment lead times of the business
8. Performance Criteria and Award Matrix

How did we pay? Slide 11 This brings me to the performance share program which is underpinned by 4 design principles, that in combination result in performance and risk profiles aligned with the returns of long-term shareholders: We previously covered the performance award matrix which is determined by annual benchmarking. The numbers of performance shares at grant are determined by the 7 pre-established performance areas and metrics. The value of performance shares at vest is determined by share price at vest. The time between grant and vest represents long vesting periods, aligned with the long investment lead times of our business. As previously discussed, attaching performance criteria at grant versus vest results in strong alignment between performance and pay, and allows for much longer vesting periods. Further, utilization of a share denominated strategy versus price strategy more effectively aligns with the experience of long-term shareholders. 11

How did we pay?
CEO Compensation
13. Realized Pay vs. Benchmark Companies
ExxonMobil
Compensation Benchmark Company: Median Highest
(dollars in millions)
80
60
40
20
0
2006 07 08 09 10 11(2) 12 13 14 15 2016
14. Realized and Unrealized Pay
ExxonMobil
2006 to 2016 Percentile Position
Realized Pay 26% 10 of 13
Combined Realized and Unrealized Pay 35% 9 of 13
For definitions of the terms “Realized Pay” and “Unrealized Pay” as used in this presentation, as well as a list of our compensation benchmark companies, see Frequently Used Terms on page 36 of this presentation.
CEO’s combined realized and unrealized pay, from 2006 to 2016, is at the 35th percentile of compensation benchmark companies

How did we pay? Slide 12 Let me now shift to CEO compensation. In 2016, CEO reported pay was consistent with 2015 ($27 million) and down from 2014 ($33 million) reflecting the second consecutive decrease in the annual bonus program and an increase in share price in 2016. Looking at reported pay in isolation is not the most complete way to assess compensation. For this reason, we have also disclosed CEO realized and unrealized pay and have received positive feedback from our shareholders on the additional perspective it provides. This chart compares CEO realized pay for ExxonMobil to that of compensation benchmark companies, and puts in perspective why relying solely on reported pay to determine CEO compensation market orientation may not result in the right conclusions. More specifically, realized pay can differ significantly from reported pay for companies that grant stock options and/or have formula-based pay with steep payout factors. In 2016, ExxonMobil CEO’s realized pay ranked 9 of 13 among the compensation benchmark companies versus 3 of 13 for reported pay. ExxonMobil CEO’s realized pay of $14.4 million, down 7.4% versus 2015, compares to benchmark companies’ median of close to $15.4 million and high of $52.5 million. It should be noted that ExxonMobil CEO’s compensation has been below the median for the entire period with the exception of 2011, which included the exercise of his last stock option grant in 2001. This leaves one final step in the analysis, market orientation on the basis of combined realized and unrealized pay. Where unrealized pay includes the value of compensation granted but not yet vested or paid out. During the period 2006 to 2016, CEO’s combined realized and unrealized pay was at the 35th percentile (vs. 43rd percentile for 2006 to 2015). We believe that this in-depth analysis provides a more balanced and accurate perspective on how ExxonMobil CEO’s compensation compares to that of compensation benchmark companies. I believe this answers the question on how we link performance and pay and how performance criteria determine the overall level of pay. 12

13 • At peak of crude price, 19 percent of awards vested • Under Alternate Program 84 percent of awards would have vested How do we manage risk? Long Vesting Periods 15. Integration of Industry Environment and Compensation Program Design Long vesting periods align the interests of CEO with those of the long-term shareholders

How do we manage risk? Slide 13 The current industry environment provides an illustration of the value of sustainable risk management so it is important to highlight how ExxonMobil manages risk within the framework of our executive compensation program. Our long vesting periods far exceed competitor practice and are strongly integrated with our business model and the interests of our long-term shareholders, particularly in an industry with significant exposure to volatile commodity prices. The chart you see here, illustrates cumulative vested shares year over year for 2 distinct programs. ExxonMobil’s program, depicted in red, in which 50 percent of an annual grant vests in 5 years, and the remaining 50 percent vests in 10 years or retirement, whichever is later. An alternate, formula-based program, depicted in blue, in which annual grants vest in 3 years based on relative TSR compared to industry peers. This chart illustrates cumulative vested shares assuming a grant of 100 shares each year between 2006 and 2016, as compared to Brent crude oil prices which have a significant impact on industry earnings. This chart shows that, as an example, in 2013, close to the peak of Brent crude prices, the alternate program vested 84 percent of awards granted, compared to 19 percent in the ExxonMobil program. The chart illustrates that programs with a shorter term vesting schedule enable an opportunity to monetize and diversify investment of stock-based compensation at a much faster pace, which we believe is not aligned with the interests of our long- term shareholders. 13

How do we manage risk?
Sound Governance Practices
How our program discourages inappropriate risk taking:
Extensive performance share holding requirement
Risk of forfeiture for resignation or detrimental activity
No accelerated payout at retirement
Bonus clawback policy
No employment contracts, severance agreements, or change-in-control arrangements for the CEO and other NEOs
No guaranteed bonuses or additional grants to balance change in value of prior grants

How do we manage risk? Slide 14 In addition to the long vesting periods, our program is underpinned by sound governance practices. Most of these we have covered in detail throughout this presentation and are based on a desire to encourage significant performance differentiation and discourage inappropriate risk taking. 14

Chairman and Chief Executive Officer
Rex W. Tillerson, Chairman and CEO, retired at year-end 2016
Subsequent to his retirement, ExxonMobil reached an agreement with Mr. Tillerson to comply with conflict-of-interest requirements associated with his appointment as U.S. Secretary of State
Severed all financial ties, including all forms of compensation, benefits, and perquisites
Established an irrevocable Ethics-Compliance Trust (“Trust”)
Structured to maintain long-term design of ExxonMobil’s performance share program
Payout over 10 years
No acceleration, except in the event of death
Subject to specific risk of forfeiture
No flexibility to change terms of trust by ExxonMobil or Mr. Tillerson
Impact on compensation, benefits and perquisites
Net effect of the agreement was a reduction of approximately $7 million

Chairman and Chief Executive Officer Slide 15 Finally, I would like to address the agreement we reached with Mr. Tillerson subsequent to his retirement to comply with the conflict-of-interest requirements associated with his appointment as U.S. Secretary of State on February 1, 2017. The key message you will see on this page is that we maintained the core principles of our programs in the agreement that was reached. Mr. Tillerson severed all financial ties with ExxonMobil and surrendered all unvested performance shares, earnings bonus units, and entitlement to other benefits such as retiree medical and dental benefits, and administrative, financial, and tax support. An irrevocable Ethics-Compliance Trust was established and structured to maintain the long-term design of ExxonMobil’s performance share program, with payout over 10 years, no acceleration, and specific risk of forfeiture. 15

Vote “FOR” Say-on-Pay
Item 3: Advisory Vote to Approve Executive Compensation
Strong business performance over the commodity cycle relative to industry peers
Compensation is based on significant performance differentiation
Contributes to a culture of performance, integrity, reliability, and continuous improvement
Program is fully integrated with the Company’s business model and interests of long-term shareholders

Why Vote “For” Say-on-Pay Slide 16 In closing my comments on our executive compensation program, I would like to say, on behalf of your Board of Directors, we recognize your vote is important and encourage you to carefully consider the information provided today and vote FOR the advisory vote to approve executive compensation. ExxonMobil’s compensation program supports a business model that has weathered volatile commodity prices and industry business cycles for many years and consistently generated industry-leading financial and operating performance and shareholder returns over a very long time. The compensation program sets ExxonMobil apart and has established a strong culture of performance, integrity, reliability, and continuous improvement. We hope that you as shareholders recognize that the compensation program has been a key ingredient in achieving these objectives. With that, Jeff, I would like to turn it back to you. 16

“Society continues to face the dual challenge of meeting energy demand to support the economic growth needed for improved living standards, while simultaneously addressing the risks posed by rising greenhouse gas emissions and climate change.”
Our Position on Climate Change Discussion on Energy & Carbon: Key Points Understanding Supply and Demand Requirements Prudent Development and Investment Planning ExxonMobil: Part of the Solution

Energy & Carbon Summary Intro Slide 17 Thanks Randy. Next, I’d like to take some time to review our Energy & Carbon Summary As indicated, this new disclosure was a result of our ongoing engagements with shareholders and their interest in a concise explanation of energy supply and demand, the potential impact from climate risk, and how we are mitigating implications and preparing for the future. I ask that you consider this information with regards to Shareholder Proposal Item 12 a Report on Implication of Climate Change Policies. First, I will note the dual challenge that is, meeting society’s need for energy, while addressing the risk of climate change. I also note that the dual challenge addresses 2 of the 17 United Nations Sustainable Development Goals Number 7 which is Affordable and Clean Energy and Number 13, Climate Action. 17

Our position on climate change
The risks of climate change are serious and warrant thoughtful action
ExxonMobil is part of the solution
Reducing greenhouse gas emissions (GHG) in our operations
Helping consumers reduce emissions
Supporting research that leads to technology breakthroughs
Participating in constructive dialogue on policy options

Our position on climate change Slide 18 Next we state ExxonMobil’s position on climate change, which you can find on our website. We acknowledge that the risks of climate change are serious and warrant thoughtful action. We believe that ExxonMobil is part of the solution we do this by: Pursing opportunities to reduce greenhouse gas emissions from our operations. Next, we provide products that help consumers reduce their emissions. We also support research to achieve technology breakthroughs. Lastly, we are actively participating in constructive dialogue on policy options. With that, we’ll now review future supply and demand forecasts. 18

Energy and Living Standards
Global Population Increase
Access to affordable energy improves standards of living 10
9.1 Billion
Non-OECD(1) nations will lead gains in GDP 9
Middle class more than doubles to almost 5 billion 8
7.3 Billion
By 2040, global energy demand likely to increase by 7 25% even with efficiency gains 6
All forms of energy needed to meet increased 5 demand Energy-related CO2 emissions likely to peak during 4 the 2030s and then gradually decline 3
2
(1) Organisation for Economic Co-operation and Development. 1
2014 2040
Source: Based on U.N. sources and ExxonMobil, 2017 The Outlook for Energy: A View to 2040.

Energy and Living Standards Slide 19 The next slide highlights the interdependence of energy and living standards. World GDP is forecasted to double from 2015 to 2040, with non-OECD nations leading the GDP gains. The middle class expands on a global basis, more than doubling by 2030 to reach almost 5 billion people. By 2040, global energy demand is likely to increase by 25 percent, even with significant energy efficiency gains. To meet this demand, all forms of energy will be needed with preference to affordability and reliability. Utilizing new and future technology to use energy even more efficiently will be critical to meet this demand and mitigate emissions. Increased efficiency and technologies such as Carbon Capture and Storage (CCS) will cause energy-related CO2 emissions to peak during the 2030s and then gradually decline. 19

ExxonMobil Annual Outlook for Energy
Global Energy Demand
Quadrillion BTUs
750 0.9% 2040 Average Growth/Year 2015 to 2040
2015
500 1.4%
250 -0.1%
0
Total Non-OECD OECD
Source: ExxonMobil 2017 The Outlook for Energy: A View to 2040.
* Includes hydro, geothermal, bio-energies.
250
0.7%
2040
200 2015 1.5%
150 -0.1%
100 0.6%
2.6%
50
5.8%
0
Oil Gas Coal Other Nuclear Solar & Wind
Renewable*
Consistent with aggregation of COP 21 Paris climate agreement commitments
Reflects increasingly stringent climate policies, including use of a proxy cost of carbon to assess potential impacts on consumer demand
Nuclear, solar, wind, and biofuels expected to grow at the fastest rates
Oil and natural gas expected to meet about 55% of energy demand through 2040
20

ExxonMobil Annual Outlook for Energy Slide 20 The next slide is a summary of energy demand from ExxonMobil’s annual Outlook for Energy. A more detailed summary is available on our website. A few key messages: The Outlook for Energy forms the foundation for ExxonMobil’s strategic decisions, business plans, and investments. I’ll note our Outlook is consistent with the aggregation of commitments made under the Paris climate agreement. It reflects increasingly stringent climate policies, including the use of a proxy cost of carbon to assess potential impacts on consumer demand. We do expect that nuclear, solar, wind, and biofuels will grow at the fastest rates. However, even with more stringent policy and high renewable growth rates, oil and natural gas are still expected to meet about 55 percent of energy demand through 2040. Let’s now take a look at a supply outlook from the International Energy Agency, or IEA. 20

International Energy Agency Supply Outlook



Liquids Supply, Moebd
120
100
80
60
40
20
0
Existing Supplies
Natural decline in absence of further investment
Existing Supplies
30+ Moebd
57+ Moebd
IEA New Policies Scenario
IEA 450 Scenario
2015
2040
2040 Additional Supplies Needed

Source: Based on IEA sources, excludes biofuels

- ExxonMobil Outlook similar to IEA New Policies Scenario
- IEA 450 Scenario assumes a 2°C pathway
- Substantial ongoing investment required
- ExxonMobil contributes less than 3% of global production
- ExxonMobil positioned with industry-leading long-term return on capital employed

21

IEA Supply Outlook Slide 21 The next slide demonstrates an important point. Developed from IEA data, it slide shows the need to continue investing in order to meet global energy demand. Shown on the left is the current liquids supply and the reduction in the current supply in the absence of reinvestment to offset natural decline. The IEA’s “New Policies” scenario, similar to our Outlook, would require $18 trillion of investment to reach the necessary production of 87 million oil equivalent barrels per day. The IEA’s “450 Scenario,” which assumes a 2°C pathway, would require $11 trillion of investment to achieve the 57 million oil equivalent barrels per day of new supply. At less than 3 percent of today’s global production, ExxonMobil is well positioned to meet either scenario due to our diverse resource base, superior project execution, and industry leading return on capital employed (ROCE). We expect all hydrocarbons in our proved reserves to be produced and not be “stranded.” 21

Reserves and Resources
Rigorous process with reporting integrity
20 BOEB Proved Reserves*    91 BOEB Resource Base
Reported annually in accordance Aligned with Petroleum Resources
with SEC rules    Management System guidelines
Reasonable certainty criteria Diverse global portfolio
Prescribed pricing / economic Quality opportunities for future
basis    development
Represents about 13 years of Dynamic development planning to
production at current rates    assess and evolve commercial viability
*As of year-end 2016

Reserves and Resources Slide 22 So let me know comment on our reserves and resources, which I just referenced and which are governed by a rigorous process Through year-end 2016, ExxonMobil maintains approximately 20 billion oil-equivalent barrels of proved reserves. These proved resources are reported annually in accordance with SEC rules, which define technical criteria and a prescribed pricing basis. They are also reported in detail in our annual 10-K, including discounted cash flows. At current production rates, our proved reserves represent about 13 years of production, well within our understanding of projected demand. On the right, we have over 90 Billion oil-equivalent barrels in our resource base, which includes the 20 Billion barrels of proved reserves I just discussed. Our reporting is aligned with the Petroleum Resources Management System guidelines. Our portfolio of non-proven resources are is globally diverse and has quality opportunities for future development, but not commercially mature as our proved reserves. As such we employ a dynamic development planning process to assess and evolve commercial viability, which I’ll briefly describe on the next slide. 22

Dynamic Resource Development Planning
Value Maximization
Monetize
Resource Discovery Development Planning Development Decision
Develop
Exit Acreage
Examples of key variables:
Resource definition
Development concept and costs
Fiscal terms
Regulatory requirements Re-optimize
Environmental impact analysis
Infrastructure availability
Market development
Enabling technology

Dynamic Resource Development Planning Slide 23 Upon the discovery of a potential resource, we evaluate and optimize development plans, often through an iterative process, with the objective to maximize resource value. The ultimate development decision is based on many key variables, which are optimized to enhance investment return to an acceptable level. Should one or more of these variables change like new regulatory requirements the process is designed to re-optimize. Ultimately a development decision may lead to investment in resource development, but can also lead to selling or monetizing the resource, or alternatively exiting the prospect altogether. The point here is that the ultimate disposition of the resource is based on many factors that may take years to evaluate through a very dynamic process. The next chart further details investment planning to mitigate investment risk. 23

Investment Planning
Stress testing is a robust approach to evaluate a range of economic outcomes
Tests investments across key economic variables
Defines economic resiliency and key economic drivers
Captures insights to mitigate risk
Examples of Economic Variables*
Fiscals
Cost & schedule
Commodity prices
Geopolitical risks
Regulatory & environmental
Infrastructure & Logistics
Market considerations
Technology applications
*where appropriate

Investment Planning Slide 24 We employ a robust process to assess economic resiliency. Our stress testing ensures a wide range of market environments and economic factors are considered in our investment planning process, and provides value insights that help mitigate risk. In short, a proven process that gives us confidence in our investment decisions. 24

Minimizing the Impact of our Operations
Key Environmental Metrics
% Change 2015 vs 2006
GHG -12%
Flaring -35%
NOx, SO2 and VOC emissions -46%
Cogeneration +28%
GHG Emissions Avoided from XOM Actions
Net Equity CO2 - equivalent emissions Millions of metric tons, cumulative
0
-2
-4
-6
-8
-10
‘11 ‘12 ‘13 ‘14 ‘15
Flare & vent reduction
Energy efficiency & cogeneration

Minimizing the Impact of our Operations Slide 25 Let me know briefly comment on the 4 focus areas to mitigate climate impacts I mentioned at the outset. Changing gears a bit, ExxonMobil has a robust set of processes to improve efficiency and reduce emissions in our own operations. Tailored objectives are set at the business site and equipment levels, and then progress is stewarded toward meeting those objectives. We believe a bottom-up approach is a more effective and meaningful way to drive efficiency improvement and greenhouse gas emissions reduction. In the near term, we are working to increase energy efficiency while reducing flaring, venting and fugitive emissions in our operations. Over the past five years, we have avoided almost 9 million metric tons of additional GHG emissions through our efficiency initiatives as you can see in the chart on the right. In the medium term, we are deploying proven technologies such as cogeneration and carbon capture and storage (CCS), where technically and economically feasible. I’ll note that our gross capacity for cogeneration is large enough to meet annual electrical needs for 2.5 million U.S. homes. Additionally, ExxonMobil has working interest in about one quarter of the world’s current CCS capacity. Longer term, we are conducting and supporting research to develop breakthrough technologies. And since 2000, ExxonMobil has invested nearly $7 billion to develop lower-emission energy solutions. For more information, I encourage you to review our Corporate Citizenship Report. 25

Supplying Products that Lower GHG Emissions
Expanding supply of natural gas
Advanced automotive materials
Light-weight packaging
Lower emission higher efficiency fuels and lubricants
Raw materials required for renewable energy

Supplying Products that Lower GHG Emissions Slide 26 Second, supplying products to our customers that lower GHG emissions. This slide highlights some of our products that have a direct impact on reducing emissions, such as: Expanding the supply of natural gas, a key driver to lowering US CO2 emissions to 25 year low; Another is advanced automotive materials to improve fuel efficiency, such as lighter, more durable plastics and more resilient tire liners; We are developing light-weight packaging to improve transportation efficiency and reduce waste; We’re producing lower emission and higher efficiency fuels and lubricants; and Supplying raw materials required for renewable energy such as lubricants for wind turbines. Next, I’ll highlight how our support for long-range research and development addresses climate change. 26

Supporting Long-Range Research & Technology
Natural gas to products
Internal combustion engine efficiency
Carbon capture and storage
Advanced biofuels
Climate science, economics, and policy

Support Long-Range Research and Technology Slide 27 As mentioned we continue to pursue significant research and development efforts. Areas of focus include: Converting natural gas to products; Increasing the efficiency of the internal combustion engine; Developing breakthrough carbon capture and storage technologies to lower the cost and encourage wide-spread deployment; Advancing biofuels such as algae and other non-food based biomass feedstocks; and Continued active participation in climate science. All of these activities demonstrate our commitment to developing long-term solutions to reducing GHG emissions. 27

Engaging on Climate Change
30+ years of engagement in climate science
Government and regulator discussions
IPIECA International Petroleum Industry Environmental Conservation Association active member
UN UN Intergovernmental Panel on Climate Change participation
Academic institution partnerships
Proactive disclosure and investor dialogues

Engaging on Climate Change Slide 28 ExxonMobil has been active in climate science for over 30 years. We proactively engage though multiple avenues, including: Governments and regulatory agencies across the globe; Very active in the International Petroleum Industry Environmental Conservation Association (IPIECA), a global association which include national oil companies; Also engaged with the UN Intergovernmental Panel on Climate Change (IPCC), in which we have been an active participant since its formation; Involved with over 80 academic institution partnerships such as MIT, Princeton, and Stanford; and As previously indicated, we have many disclosures and active with investors. We support continued dialogue across all these venues to promote sound climate policy that provides for affordable energy solutions while addressing the risk of climate change. 28

Attributes of Sound    Policy
Public and
Shareholders     Promote global participation
Academic    Policy Let market prices drive the selection of solutions
Institutions    Makers
Ensure a uniform and predictable cost of greenhouse
Sound     gas emissions across the economy
Policy     Minimize complexity and administrative costs
Industry    NGOs Maximize transparency for all stakeholders
Provide flexibility for future adjustments to react to
developments in climate science and policy impacts
ExxonMobil

Attributes of Sound Policy Slide 29 We believe sound policy should consider the attributes show on this slide One option being consider by policymakers, that we believe is generally consistent with these principles, is a revenue-neutral carbon tax. Adopting of such a policy by government in place of the arbitrary patchwork of regulations currently in place would help keep energy reliable and affordable, while speeding the transition to a lower carbon economy. 29

Managing Impact of Policies to Reduce Carbon
Engage stakeholders
Address
Consider economic impacts*
Develop cost-reduction solutions
Mitigate
Optimize project development scope
Research & Development
Innovate
Technological innovation
*Where appropriate, investment evaluations consider estimated costs of GHG emissions

Managing Impact of Policies to Reduce Carbon Slide 30 So, how do we manage the impacts of policies to reduce carbon? ExxonMobil is committed to addressing climate policies through engagement of stakeholders and incorporating potential impacts in our investment analysis. We will mitigate policy impacts through cost-reduction solutions and optimization of project scopes. Of course, innovation from R&D will be crucial to enhance economics, lower emissions, and capture lower carbon-intensity solutions. 30

Key Messages
Affordable energy solutions are essential to advance global prosperity
Energy Outlook reflects increasingly stringent GHG policy with diverse energy supplies to meet demand growth
Proved reserves reported annually in accordance with SEC rules
Dynamic resource planning designed to minimize risk, maximize value
Committed to pursue responsible solutions

Key Messages Slide 31 Let me emphasize that we are well positioned to created long-term shareholder value and being an active partner in addressing climate change. I’ll summarize by reiterating several key messages: Its clear affordable energy solutions are essential to advance global prosperity; Our Outlook reflects increasingly stringent GHG policy with diverse energy supplies to meet demand growth; Our proved reserves are reported annually in accordance with SEC rules; Our dynamic resource planning is designed to minimize risk, maximize value; and We are committed to pursue responsible solutions. I’d like to close with some brief comments on this year’s shareholder proposals. 31

32 Shareholder Proposals • Appreciate engagement of shareholders • Some proposals satisfactorily addressed and excluded from proxy • Remaining proxy proposals –generally agree on objectives, differ on approach • Important to maintain constructive dialogue Board recommends you vote Against: Item 5 Independent Chairman Item 6 Majority Vote for Directors Item 7 Special Shareholder Meetings Item 8 Restrict Precatory Proposals Item 9 Report on Compensation for Women Item 10 Report on Lobbying Item 11 Increase Capital Distributions in Lieu of Investment Item 12 Report on Impacts of Climate Change Policies Item 13 Report on Methane Emissions

Shareholder Proposals Slide 32 We appreciate the opportunities to engage with many of our shareholders. As I said, your input is valued Each year, the Corporation receives a number of suggestions from shareholders, some of which are in the form of proposals to be presented at the annual meeting. We seek a dialogue with the proponent, and often we are able to reach agreement and exclude the proposal from the proxy. This year we once again excluded many shareholder proposals due to these engagements. For the remainder of the proposals that you see to the right, we generally are able to reach agreement with the underlying objectives, but differ on the approach or mechanics. I want to emphasize that we are firmly committed to constructive dialogues with the proponents, to better understand positions, and work collaboratively toward alignment. 32

Questions

Questions Slide 33 This concludes our presentation. We appreciate all of you who have joined in to review these important topics. Your vote is important to us and we look forward to continuing our shareholder engagements throughout the year. We would now be happy to take a few questions. 33

Cautionary Statements
Executive Compensation Overview
Statements regarding future events or conditions are forward-looking statements. Actual future results, including project plans, schedules, and results, as well as the impact of compensation incentives, could differ materially due to changes in oil and gas prices and other factors affecting our industry, technical or operating conditions, and other factors described in Item 1A “Risk Factors” in our most recent Form 10-K.References to oil-equivalent barrels and other quantities of oil and gas herein include amounts not yet classified as proved reserves under SEC rules, but which we believe will ultimately be moved into the proved category and produced.
The term “project” can refer to a variety of different activities and does not necessarily have the same meaning as in any government payment transparency reports.
Energy and Carbon Summary
Statements regarding future events or conditions are forward-looking statements. Actual future results, including future energy demand, supply, and mix, efficiencies, and the impact of new technologies, could differ materially due to changes in oil and gas prices and other factors affecting our industry, changes in government regulations and international accords, the outcome of research projects, and other factors described in Item 1A “Risk Factors” in our most recent Form 10-K. References to resources and other quantities of oil and gas include amounts not yet classified as proved reserves under SEC rules, but which we believe will ultimately be produced in the future and moved into the proved reserve category.

Footnotes Executive Compensation Overview How did we perform? Charts 1-4: (1) Employees and contractors, includes XTO Energy Inc. data beginning in 2011. (2) Workforce safety data from participating American Petroleum Institute (API) companies; 2016 industry data not available at time of publication. (3) Industry group includes Chevron, Royal Dutch Shell, Total, and BP. Competitor data estimated on a consistent basis with ExxonMobil and based on public information. For definitions and moreinformation, see Frequently Used Terms on page 36. (4) Total shareholder distributions divided by market capitalization. Shareholder distributions consist of cash dividends andshare buybacks to reduce shares outstanding. How did we perform? Charts 5-7: (5) Growth rate of an investor’s holdings with reinvestment of dividends. (6) Chevron, Royal Dutch Shell, Total, and BP weighted by market capitalization; shareholder return data for Total available from 1992. (7) Annual data calculated as average of daily prices from U.S. Energy Information Administration (EIA). (8) For more information, see the Summary Annual Reportincluded with the Corporation’s 2017 Proxy Statement and available on our website at exxonmobil.com. (9) Total Capitalization defined as “Net Debt + Market Capitalization”; Leverage defined as “Net Debt / Total Capitalization.” How do we link performance and pay? Chart 9: (1) Benchmark company data based on public information. Data represents the fiscal year ending in 2016, except market capitalization, which is as of December 31, 2016. Revenue includes sales-based taxes. Intersegment revenues are excluded. How did we pay? Bonus Program: (1) The bonus program is based on an estimate of year-end earnings made in November of each year, such that payment can occur in that calendar year. Differences between actual and estimated earnings, either over or under, are factored into the following year’s program. (2) The purpose of the two-thirds adjustment is to mitigate the impact of commodity price swings on short-term earnings performance. Performance Share Program: (3) The terminology used to describe our equity program has been updated to “Performance Share Program” to better reflect the strong connection between performance and pay; there have been no changes to the design of the program. How did we pay? Charts 13-14: For definitions of the terms “Reported Pay,” “Realized Pay,” and “Unrealized Pay” as used in this presentation, as well as a list of our compensation benchmark companies, see Frequently Used Terms on page 36. (2) Exercised last stock options granted in 2001 that would have expired in 2011. No stock options granted since 2001.
How do we manage risk? Chart 15: For the example in chart 15, for both the ExxonMobil and Alternate programs, 100 shares are granted each year from 2006 to 2016. (1) ExxonMobil performance share program: 50 percent of an annual grant of performance shares vests in 5 years and the other 50 percent vests in 10 years or retirement, whichever is later. (2) Hypothetical alternate formula-based program: percent of target shares that pay out depending on ExxonMobil’s relative three-year TSR rank versus our primary competitors: Chevron, Royal Dutch Shell, Total, and BP. TSR ranking has been determined by a Monte Carlo simulation that applies equal probability to each rank position. The Monte Carlo simulation method is consistent with U.S. GAAP accounting principles for valuing performance stock awards. Payout schedule as follows: 200% of target if ranked 1; 150% of target if ranked 2; 75% of target if ranked 3; and, 0% of target ifranked 4 or 5. (3) Annual data calculated as average of daily prices from U.S. Energy Information Administration (EIA).

Frequently Used Terms
Executive Compensation Overview
Please also read the footnotes contained throughout this presentation for additional definitions of terms we use and other important information.
Reported Pay is Total Compensation reported in the Summary Compensation Table, except for years 2006 to 2008, where the grant date value of restricted stock as provided under current SEC rules is used to put all years of compensation on the same basis.
Realized Pay is compensation actually received by the CEO during the year, including salary, current bonus, payouts of previously granted earnings bonus units (EBUs), net spread on stock option exercises, market value at vesting of previously granted stock-based awards, and All Other Compensation amounts realized during the year. It excludes unvested grants, change in pension value, and other amounts that will not actually be received until a future date. Amounts for compensation benchmark companies include salary, bonus, payouts of non-equity incentive plan compensation, and All Other Compensation as reported in the Summary Compensation Table, plus value realized on option exercise or stock vesting as reported in the Option Exercises and Stock Vested table. It excludes unvested grants, change in pension value, and other amounts that will not actually be received until a future date, as well as any retirement-related payouts from pension or nonqualified compensation plans.
Unrealized Pay is calculated on a different basis from the grant date fair value of awards used in the Summary Compensation Table. Unrealized Pay includes the value based on each compensation benchmark company’s closing stock price at fiscal year-end 2016 of unvested restricted stock awards; unvested long-term share and cash performance awards, valued at target levels; and the “in the money” value of unexercised stock options (both vested and unvested). If a CEO retired during the period, outstanding equity is included assuming that unvested awards, as of the retirement date, continued to vest pursuant to the original terms of the award.
Compensation Benchmark Companies consist of AT&T, Boeing, Caterpillar, Chevron, Ford Motor Company, General Electric, IBM, Johnson & Johnson, Pfizer, Procter & Gamble, United Technologies, and Verizon. For consistency, CEO compensation is based on compensation as disclosed in the Summary Compensation Table of the proxy statements as of April 19, 2017.
Free Cash Flow is cash flow from operations and asset sales less additions to property, plant and equipment, and additional investments and advances, plus collection of advances. For additional information, see page 45 of the Summary Annual Report included with the Corporation’s 2017 Proxy Statement and available on our website at exxonmobil.com.
Shareholder Distributions represent the cash to shareholders in the form of both dividends and share purchases. Shares are purchased both to reduce shares outstanding and to offset shares issued in conjunction with company benefit plans and programs. For purposes of calculating distributions to shareholders, the Corporation only includes the cost of those shares purchased to reduce shares outstanding. The yield represented in chart 4 is the total shareholder distributions divided by market capitalization. For additional information, see page 45 of the Summary Annual Report included with the Corporation’s 2017 Proxy Statement and available on our website at exxonmobil.com.
Return on Average Capital Employed (ROCE) for the Corporation is net income attributable to ExxonMobil excluding the after-tax cost of financing, divided by total corporate average capital employed. For this purpose, capital employed means the Corporation’s net share of property, plant and equipment, and other assets less liabilities, excluding both short-term and long-term debt. For additional information, see pages 44 and 45 of the Summary Annual Report included with the Corporation’s 2017 Proxy Statement and available on our website at exxonmobil.com.

Disclosures and References
Energy and Carbon Summary
Corporate Citizenship Report
(http://corporate.exxonmobil.com/en/community/corporate-citizenship-report)
Climate Policy material
(http://corporate.exxonmobil.com/en/current-issues/climate-policy)
Current issues relating to energy and climate
(https://energyfactor.exxonmobil.com/perspectives/managing-climate-risk/)
Special reports on energy and managing climate risks
(https://energyfactor.exxonmobil.com/perspectives/managing-climate-risk/
Outlook for Energy
(http://corporate.exxonmobil.com/en/energy/energy-outlook)
ExxonMobil Energy Factor blogs
(https://energyfactor.exxonmobil.com/)
SEC Form 10-K
(http://ir.exxonmobil.com/phoenix.zhtml?c=115024&p=irol-finlanding)
Reference materials on our website cited above are for information only and not proxy solicitation materials.